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                                                                    EXHIBIT 21.1



                           SUBSIDIARIES OF THE COMPANY

         Tesoro Petroleum Corporation is publicly held and has no parent. The subsidiaries listed below are wholly-owned. Small or inactive subsidiaries are omitted from the list below. Such omitted subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" as of December 31, 2003.

                                                               INCORPORATED
                                                               OR ORGANIZED
Name of Subsidiary                                             UNDER LAWS OF
--------------------                                           -------------
Tesoro Alaska Company ........................................   Delaware
Tesoro Hawaii Corporation ....................................   Hawaii
Tesoro Refining and Marketing Company ........................   Delaware